EX-16

                 LETTER ON CHANGE IN CERTIFYING ACCOUNTANT

                               Ludlow & Harrison
                               a CPA corporation
                       3545 Camino Del Rio South, Suite D
                          San Diego, California 92108
                                  (619) 283-3333


To:  Securities and Exchange Commission
     Washington, D.C. 20549

Re:  Freestar Technologies

To Whom It May Concern:

     Pursuant to a request from Freestar Technologies on October 18, 2001, we state that we are in agreement with Item 4 as shown below:

Item 4.  Change in Registrant's Certifying Accountant.

     (a) Effective on October 18, 2001, the independent accountant who was previously engaged as the principal accountant to audit the Registrant's financial statements, Ludlow & Harrison, was dismissed. The decision to dismiss this accountant was approved by the Board of Directors. This firm audited the Registrant's financial statements for the fiscal year 2000. This firm's report on these financial statements was modified as to uncertainty that the Registrant will continue as a going concern; other than this, this accountant's report on the financial statements for the past year neither contained an adverse opinion or a disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the Registrant's most recent fiscal year and the subsequent interim period preceding such dismissal, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no "reportable events" as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred within the Registrant's most recent fiscal year and the subsequent interim period preceding the former accountant's dismissal.

     (b) Effective on October 18, 2001, the firm of Stonefield Josephson, Inc. has been engaged to serve as the new principal accountant to audit the Registrant's financial statements. The decision to retain this accountant was approved by the Board of Directors. During the Registrant's two most recent fiscal years, and the subsequent interim period prior to engaging this accountant, neither the Registrant (nor someone on its behalf) consulted the newly engaged accountant regarding any matter.

     (c) The Registrant has requested Ludlow & Harrison to respond to the Securities and Exchange Commission regarding its agreement with the statements made by the Registrant in response to Item
304(a)(1) of Regulation S-B.

October 17, 2002                               /s/  Walter S. Ludlow
                                               Walter S. Ludlow, CPA